1301 Pennsylvania Avenue, N.W. Washington, D.C. 20004 United States +1 202 389 5000	Facsimile: +1 202 389 5200

www.kirkland.com

August 7, 2023

Gladstone Investment Corporation

1521 Westbranch Drive, Suite 100

McLean, VA 22102

Re:	Gladstone Investment Corporation — At-the-Market Offering

We are issuing this opinion in our capacity as special legal counsel to Gladstone Investment Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of shares of common stock, par value $0.001 per share, of the Company with an aggregate offering price of up to $50,000,000 (the “Shares”) pursuant to (i) the Registration Statement on Form N-2 (Registration No. 333-259302) initially filed with the Securities and Exchange Commission on September 3, 2021 (as such registration statement is amended or supplemented, the “Registration Statement”) and (ii) the prospectus supplement to the prospectus contained in the Registration Statement and the supplement thereto (collectively, the “Prospectus Supplement”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Shares, (iii) the Registration Statement and (iv) the Prospectus Supplement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Austin  Bay Area  Beijing  Boston  Brussels  Chicago  Dallas  Hong Kong  Houston  London  Los Angeles  Miami  Munich   New York   Paris   Salt Lake City   Shanghai

Gladstone Investment Corporation

August 7, 2023

Based upon and subject to the assumptions, qualifications and limitations identified in this opinion, we are of the opinion that when each of (i) that certain sales agreement, dated August 15, 2022 and amended on the date hereof, by and among the Company, Gladstone Management Corporation (the “Adviser”) and Gladstone Administration, LLC (the “Administrator”) and Oppenheimer & Co. Inc., (ii) that certain sales agreement, dated August 15, 2022 and amended on the date hereof, by and among the Company, the Adviser, the Administrator and Virtu Americas LLC, and (iii) that certain sales agreement, dated as of the date hereof, by and among the Company, the Adviser, the Administrator and B. Riley Securities, Inc. (collectively, the “Sales Agreements”) are duly executed and delivered by the parties thereto and the Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the Sales Agreements, the Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Gladstone Investment Corporation

August 7, 2023

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on or about the date hereof. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP